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                           SYNTHETIC INDUSTRIES, L.P.
                               309 LaFayette Road
                           Chickamauga, Georgia 30707
                                 (706) 375-3121


                                                December___, 1997



Dear Limited Partners of Synthetic Industries, L.P.:

        You have recently received a letter dated December 4, 1997, from The Mills Law Firm. In that letter Mr. Mills mischaracterizes recent discussions he had with us concerning a termination of the litigation that has kept us from implementing our Plan of Withdrawal and Dissolution recently approved by limited partners. The General Partner wishes to set the record straight.

        On November 18, 1997, The Mills Law Firm filed a proxy solicitation letter with the Securities and Exchange Commission that stated an intent by such firm to attempt a settlement of the litigation that had interrupted the implementation of the Plan. In response to that statement, we contacted Mr. Mills. Contrary to the opening assertion by Mr. Mills in his December 4, 1997 letter, however, there does not now exist, on account of any discussions between the General Partner and Mr. Mills or otherwise, a new liquidation plan that the General Partner believes is superior to the Plan of Withdrawal and Dissolution that you have already approved. Additionally, the General Partner strongly disagrees with Mr. Mills' statements that the Plan approved by you is "flawed" or "illegal and unfair, " or that it violates either the Partnership Agreement or the Rollup Act. The General Partner continues to believe that the best proposal for the winding up of the Partnership is the Plan that was approved by over 70% in interest of the limited partners. Of course, the General Partner will carefully consider any alternative liquidation plan that accomplishes for limited partners substantially what the Plan, if it were allowed to be implemented, accomplishes. Otherwise, the General Partner believes that the Plan already approved by limited partners continues to be the best alternative available and that the Plan should be implemented in accordance with its terms in as expedited a manner as possible.

        Thank you for your continued patience and support. Please be assured that we, like most of you, want the Plan that was approved by you to be implemented as soon as possible.

                                               Sincerely,



                                               SI Management, L.P.,
                                               General Partner